SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant [   ]

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

STARBUCKS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Seattle, Washington

January 27, 2003

Dear Shareholders:

      You are cordially invited to attend the Starbucks Corporation Annual Meeting of Shareholders on Tuesday, March 25, 2003, at 10:00 a.m. (Pacific Time). The meeting will be held at Benaroya Hall, located at 200 University Street, Seattle, Washington. Directions to Benaroya Hall and transportation information appear on the back cover of this Notice of Annual Meeting and Proxy Statement. Enclosed with the Proxy Statement are two admission tickets for the Annual Meeting. You must present an admission ticket enclosed with this Proxy Statement.

      The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, we will also report on Starbucks Corporation’s operations and respond to any questions you may have.

      As always, we anticipate a large number of attendees at our Annual Meeting of Shareholders. We have taken several steps to accommodate as many people as possible, including providing additional seating in the main auditorium and overflow seating in a second auditorium. There will also be large video monitors in the lobby of Benaroya Hall. Starbucks Corporation is also pleased to offer free parking and shuttle service from the Safeco Field parking structure to and from our Annual Meeting of Shareholders.

      While we will make every effort to accommodate all attendees, we cannot guarantee seating availability. We strongly recommend that shareholders arrive at Benaroya Hall at least one hour prior to the event; registration opens at 8:00 a.m. Please bring the enclosed ticket.

      YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Very truly yours,

Howard Schultz chairman and chief global strategist	Orin C. Smith president and chief executive officer

STARBUCKS CORPORATION

2401 Utah Avenue South
Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

on
March 25, 2003

       The Annual Meeting of Shareholders of Starbucks Corporation (the “Company”) will be held at Benaroya Hall, located at 200 University Street, Seattle, Washington, on Tuesday, March 25, 2003, at 10:00 a.m. (Pacific Time) for the following purposes:

1.	To elect four Class 1 directors to serve until the Annual Meeting of Shareholders to be held in early 2006;

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending September 28, 2003;

3.	To act on a shareholder proposal to identify and label all food products manufactured or sold by the Company that may contain genetically modified ingredients; and

4.	To act on a shareholder proposal requiring the Company to adopt a policy of expensing the costs of all future stock options issued by the Company in the Company’s annual income statement.

      Only shareholders of record at the close of business on January 27, 2003 will be entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournments thereof.

      The Company’s Proxy Statement is attached hereto. Financial and other information concerning the Company is contained in the Annual Report to Shareholders for the fiscal year ended September 29, 2002.

By Order of the Board of Directors,

Paula E. Boggs
secretary

Seattle, Washington

January 27, 2003

YOUR VOTE IS IMPORTANT

      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY BY TELEPHONE, THE INTERNET OR BY MAIL AS PROMPTLY AS POSSIBLE TO ENSURE THE PRESENCE OF A QUORUM FOR THE MEETING. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE THE PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

PROXY STATEMENT for the ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL 1 -- ELECTION OF DIRECTORS
BENEFICIAL OWNERSHIP OF COMMON STOCK
PROPOSAL 2 -- RATIFICATION OF SELECTION OF AUDITORS
PROPOSAL 3 -- PROPOSAL TO IDENTIFY AND LABEL ALL FOOD PRODUCTS MANUFACTURED OR SOLD BY THE COMPANY THAT MAY CONTAIN GENETICALLY MODIFIED INGREDIENTS
PROPOSAL 4 -- PROPOSAL TO EXPENSE ALL FUTURE STOCK OPTIONS IN THE COMPANY’S ANNUAL INCOME STATEMENT
APPENDIX A

STARBUCKS CORPORATION

2401 Utah Avenue South
Seattle, Washington 98134

PROXY STATEMENT

for the
ANNUAL MEETING OF SHAREHOLDERS

       This Proxy Statement is furnished by and on behalf of the Board of Directors of Starbucks Corporation, a Washington corporation (“Starbucks” or the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. (Pacific Time) on Tuesday, March 25, 2003, (the “Annual Meeting”) at Benaroya Hall, located at 200 University Street, Seattle, Washington and at any adjournment thereof. Directions to Benaroya Hall are provided on the back cover of this Proxy Statement.

      A shareholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later dated proxy card to the secretary of the Company prior to the Annual Meeting, (ii) delivering written notice of revocation of the proxy to the secretary of the Company prior to the Annual Meeting, or (iii) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company represented thereby will be voted: (1) FOR the election of the four directors nominated by the Board of Directors; (2) FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending September 28, 2003 (“fiscal 2003”), (3) AGAINST the proposal to identify and label all food products manufactured or sold by the Company that may contain genetically modified ingredients, (4) AGAINST the proposal to adopt a policy of expensing the costs of all future stock options issued by the Company in its annual income statement, and in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

      The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Under Washington law and the Company’s Articles of Incorporation, if a quorum is present, a nominee for election to a position on the Board of Directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee and exceed the votes cast for any other nominee for that position. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. For the election of directors, abstentions and broker non-votes will have the effect of neither a vote for nor a vote against the nominee. If a quorum is present, ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors and approval of all other matters that properly come before the meeting require that the votes cast in favor of such actions exceed the votes cast against such actions. As in the election of directors, abstentions and broker non-votes will have the effect of neither a vote for nor against such actions. Proxies and ballots will be received and tabulated by Mellon Investor Services LLC, the Company’s transfer agent and the inspector of elections for the Annual Meeting.

      This Proxy Statement and the enclosed proxy card will be first mailed on or about February 11, 2003 to the Company’s shareholders of record on January 27, 2003 (the “Record Date”).

      The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Proxies will be solicited by mail and may also be solicited by directors, officers and other employees of the Company, without additional remuneration, in person or by telephone or facsimile transmission. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the Record Date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. The Company has retained Innisfree M&A Incorporated to aid in the solicitation of proxies. Your cooperation in promptly voting your shares and submitting your proxy by telephone, the Internet or by completing and returning the enclosed proxy card will help to avoid additional expense.

      At the close of business on the Record Date, there were 387,103,914 shares of Common Stock (the “Shares”) outstanding and there were no outstanding shares of any other class of stock. Holders of Shares are entitled to cast one vote per Share on all matters.

PROPOSAL 1 — ELECTION OF DIRECTORS

      The Amended and Restated Articles of Incorporation of the Company provide that the Board of Directors shall be divided into three groups, with such groups to be as equal in number as possible. Throughout fiscal 2002, the Company’s Board of Directors consisted of nine members, with three members in each of Classes 1, 2 and 3. In January, the size of the Board was increased from nine members to up to 12 members and the Board of Directors nominated Mr. Myron E. Ullman, III to fill one of the vacancies created by this increase. Mr. Ullman has been nominated to serve as a Class 1 director. Upon the expiration of the term of a class of directors, nominees for such class are elected to serve for a term of three years and until their respective successors have been elected and qualified. The current terms of the Class 1 directors, Mr. Howard P. Behar, Mr. James G. Shennan, Jr., Mr. Ullman and Mr. Craig E. Weatherup expire upon the election and qualification of the directors to be elected at the Annual Meeting. In addition to Mr. Ullman, the Board of Directors has nominated Messrs. Behar, Shennan and Weatherup for reelection to the Board of Directors at the Annual Meeting, to serve until the Annual Meeting of Shareholders to be held in early 2006. The terms of the Class 2 and Class 3 directors expire at the Annual Meetings of Shareholders to be held in early 2004 and 2005, respectively.

      Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of Messrs. Behar, Shennan, Ullman, and Weatherup to the Board of Directors. The nominees have consented to serve as directors of the Company if elected. If, at the time of the Annual Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

      Set forth below is certain information furnished to the Company by the director nominees and by each of the incumbent directors whose terms will continue following the Annual Meeting. There are no family relationships between any directors or executive officers of the Company.

Class 1 Directors

Terms expire at the Annual Meeting

      HOWARD P. BEHAR, 58, has been a director of the Company since January 1996. Since rejoining the Company’s management in September 2001, Mr. Behar has served as president, North America. Mr. Behar served as president of Starbucks Coffee International, Inc. from June 1994 until his retirement in late 1999. From February 1993 to June 1994, Mr. Behar served as the Company’s executive vice president, Sales and Operations. From February 1991 to February 1993, Mr. Behar served as the Company’s senior vice president, Retail Operations and from August 1989 to January 1991, he served as the Company’s vice president, Retail Stores.

      JAMES G. SHENNAN, JR., 61, has been a director of the Company since March 1990. Mr. Shennan has served as a general partner of Trinity Ventures, a venture capital organization, since 1989. Prior to that time, he served as the chief executive of Addison Consultants, Inc., an international marketing services firm, and two of its predecessor companies. Mr. Shennan also serves on the Board of Directors of P.F. Chang’s China Bistro, Inc.

      MYRON E. ULLMAN, III, 57, has been a director since January 2003. Mr. Ullman has served as Co-Chairman of Global Crossing Limited, a telecommunications service provider, since December 2002. From 1999 to 2001, Mr. Ullman served as Directeur General, Group Managing Director of LVMH Moet Hennessy Louis Vuitton, a luxury goods retailer. From 1995 to 1999, Mr. Ullman served as Chairman and CEO of DFS Group Limited, a travel retailer. Mr. Ullman also serves on the Board of Directors of Asia Global Crossing Limited.

      CRAIG E. WEATHERUP, 57, has been a director of the Company since February 1999. From 1999 to January 24, 2003, Mr. Weatherup served as the Chairman of the Pepsi Bottling Group and currently is a member of its board of directors. Prior to the initial public offering of the Pepsi Bottling Group, Inc. in early 1999, Mr. Weatherup had worked with PepsiCo, Inc. for 24 years and served as Chief Executive Officer of its worldwide Pepsi-Cola business. Mr. Weatherup also serves as a director of Federated Department Stores, Inc.

Class 2 Directors

Terms expire at the Annual Meeting of Shareholders to be held in early 2004

      GREGORY B. MAFFEI, 42, has been a director of the Company since February 1999. Mr. Maffei is chairman and chief executive officer of 360networks Corporation, a telecommunications service provider. Previously, Mr. Maffei served as the Chief Financial Officer of Microsoft Corporation from 1997 to 2000, and as Vice President, Corporate Development and Treasurer from 1994 to 1997. Mr. Maffei serves as a director of 360networks Corporation and Expedia, Inc., an Internet travel services company.

      ARLEN I. PRENTICE, 65, has been a director of the Company since February 1986. Mr. Prentice is a founder of Kibble & Prentice, Inc., a financial services firm. Mr. Prentice has served as chairman and the chief executive officer of Kibble & Prentice, Inc. since June 1972. Mr. Prentice presently serves as a director of Northland Telecommunications Corporation, a cable television company providing services through its affiliates to customers in nine states, and Flow International Inc., a manufacturer and distributor of high pressure water jet cutting systems.

      ORIN C. SMITH, 60, has been a director of the Company since January 1996. Mr. Smith has served as president and chief executive officer of the Company since June 2000. From June 1994 to May 2000, Mr. Smith served as the Company’s president and chief operating officer, and from March 1990 to June 1994, he was the Company’s vice president and chief financial officer and later its executive vice president and chief financial officer. Mr. Smith presently serves as a director of Oakley, Inc., a designer, manufacturer and distributor of premium performance sunglasses, footwear, apparel, accessories and watches.

Class 3 Directors

Terms expire at the Annual Meeting of Shareholders to be held in early 2005

      BARBARA BASS, 51, has been a director of the Company since January 1996. Since 1993, Ms. Bass has been the president of Gerson Bakar Foundation. From 1989 to 1992, Ms. Bass was president and chief executive officer of the Emporium Weinstock Division of Carter Hawley Hale Stores, Inc. She serves on the Board of Directors of DFS Group Limited, a retailer of luxury branded merchandise, and bebe stores, inc., a retailer of contemporary sportswear and accessories.

      CRAIG J. FOLEY, 58, has been a director of the Company since March 1990. Mr. Foley has served as General Partner of Wickham Capital, a venture capital partnership, since February 1994. He has also served as a partner of Phillips-Smith-Machens Venture Partners, a venture capital firm, since April 1994. From February 1982 to February 1994, Mr. Foley served on the Board of Directors of Chancellor Capital Management, Inc., (now, Invesco Capital Management) and, as Managing Director of its Alternative Asset Management Group, served as a financial advisor to various entities.

      HOWARD SCHULTZ, 49, is the founder of the Company, the chairman of the board and has served as chief global strategist since June 2000. From the Company’s inception in 1985 to June 2000, he served as chairman of the board and chief executive officer. From 1985 to June 1994, Mr. Schultz was also the Company’s president. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, a predecessor to the Company; and from January

1986 to July 1987, he was the chairman of the board, chief executive officer, and president of Il Giornale Coffee Company, a predecessor to the Company. Mr. Schultz serves on the Board of Directors of eBay, Inc., an Internet trading company.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MESSRS. BEHAR, SHENNAN, ULLMAN AND WEATHERUP TO THE BOARD OF DIRECTORS.

Committees

      During the fiscal year ended September 29, 2002 (“fiscal 2002”), the Company’s Board of Directors had standing Compensation and Management Development, Special Compensation, Audit and Compliance, and Nominating and Corporate Governance committees. The reports of each of the committees are set forth below.

Compensation and Management Development Committee Report

      During fiscal 2002, Mr. Prentice, Ms. Bass and Mr. Maffei served on the Compensation and Management Development Committee (the “Compensation Committee”), with Mr. Prentice serving as Chairman. All of the members of the Compensation Committee qualify as an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee is responsible for setting compensation philosophy for the Company and determining compensation and other benefits for the Company’s senior executive officers. The Compensation Committee also administers the Company’s stock option and stock purchase plans.

      During fiscal 2002, the Special Compensation Committee was comprised of Ms. Bass and Mr. Maffei, both of whom qualify as “non-employee directors” as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Special Compensation Committee reviews remuneration of certain executive officers of the Company, including the executive officers named in the Summary Compensation Table set forth in the Executive Compensation section of this Proxy Statement. The Special Compensation Committee is also charged with approving payments of bonuses under the Executive Management Bonus Plan (the “EMB Plan”).

      Compensation Components: The Compensation Committee believes that compensation paid to senior executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, the Committee’s policy is that the compensation package for senior executive officers should consist of three components: (i) annual base salary, (ii) incentive bonuses, the amount of which is dependent on both Company and individual performance during the prior fiscal year, and (iii) stock option awards designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and providing long-term incentives.

      The Special Compensation Committee establishes total annual compensation for the chief executive officer and other executive officers after reviewing each component of such executive’s compensation against executive compensation surveys prepared by outside compensation consultants. The surveys used for comparison reflect compensation levels and practices for persons holding comparably responsible positions at targeted peer group companies. The compensation comparator group is not limited to companies listed on the National Market tier of The Nasdaq Stock Market, Inc., and includes an array of companies in specialty retail and other industries, with high growth and strong brand image characteristics. Four of the thirteen companies used to provide competitive compensation data are included in the indices reflected in the performance graph required by Item 402(1) of Regulation S-K and set forth on page 13 of this Proxy Statement. In addition to reviewing executive officers’ compensation against the comparator group, the Compensation Committee also solicits appropriate input from the Company’s president and chief executive officer regarding total compensation for those executives who report directly to him.

      Total Compensation: For fiscal 2002, the Compensation Committee determined that total compensation for executive officers (the sum of base salary, incentive bonus and long-term compensation delivered through stock option awards) should be targeted at the 75th percentile of selected peer group companies. The Compensation Committee may, at its discretion, award compensation in excess of or less than the target. Base salary and incentive bonus were targeted at the 50th percentile of peer group companies so that more than a proportionate amount of total compensation is awarded through a long-term incentive vehicle. This strategy is intended to be competitive with other high-performing organizations and to enable the Company to attract, reward and retain exceptional talent. For this period, Mr. Smith’s total compensation, including base salary, incentive bonus and stock options was slightly above the 50th percentile of total compensation paid by targeted peer group companies.

      Base Salary: Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other increase in responsibilities. Increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, level of pay and Company peer group pay levels. In fiscal 2002, Mr. Smith’s base salary was determined in accordance with the factors above. In fiscal 2002, Mr. Smith’s base salary was $1,133,600 (although the amount actually paid and reflected in the Summary Compensation Table is slightly less because of the Company’s payroll schedule), an amount slightly above the competitive target of the 50th percentile of salaries paid by targeted peer companies.

      Incentive Bonus: Incentive bonuses are generally granted based on a percentage of each executive officer’s base salary. During fiscal 2002, the chairman and chief global strategist, president and chief executive officer, president, Starbucks Coffee International, Inc., and executive vice presidents of the Company participated in the EMB Plan. The EMB Plan, as in effect during fiscal 2002, was designed to enable at least 80% of the target amounts of incentive bonuses paid to executive officers to qualify as “performance-based compensation” (as defined in Section 162(m)) of the Code and therefore be deductible by the Company for tax purposes. It is the Company’s intention and general practice to pay “performance-based compensation” that is deductible, but the Company may from time to time pay amounts that are not deductible to meet hiring, retention or other compensation objectives.

      The Compensation Committee selects participants and establishes the objective performance measure or measures, bonus target percentages and other terms and conditions of awards under the EMB Plan. During fiscal 2002, target bonus amounts under the EMB Plan were expressed as a percentage of base salary and were established according to the overall intended competitive position and competitive survey data for comparable positions in peer group companies. For fiscal 2002, the bonus targets for participating officers ranged from 50% to 100% of base salary depending on position. For Messrs. Smith and Schultz the EMB Plan provided a bonus target of approximately $1,133,600, or 100% of base salary, for achievement of 100% of the objective performance goal. After the end of the fiscal year, the Special Compensation Committee determined the extent to which the performance goals were achieved and the amount of the award to be paid to each participant.

      Under the EMB Plan as in effect during fiscal 2002, 80% of the target bonus was based on the achievement of a specified objective performance goal selected by the Compensation Committee for the fiscal year, (other than for Messrs. Schultz and Smith for whom 100% of the target bonus was based on objective performance goals). In fiscal 2002, the objective performance measure upon which the objective performance goal was based was earnings per share. Twenty percent (20%) of the target bonus for each officer other than Messrs. Schultz and Smith was based on specific individual performance goals, which change somewhat each year according to the strategic plan initiatives and the responsibilities of the positions. Relative weights assigned to each individual performance goal typically range from 5% to 35%.

      The total bonus award is determined according to the level of achievement of both the objective performance and individual performance goals. Below a threshold level of performance, no awards may be granted pursuant to the objective performance goal and the Special Compensation Committee may, in its discretion, reduce the awards pursuant to individual performance goals. For fiscal 2002, Mr. Smith earned a bonus of $1,362,500, based on the achievement of the objective performance goal. Because the Company achieved earnings per share greater than that required to obtain 100% of the target bonus amount attributed to the objective performance goal, the bonus paid to Mr. Smith was somewhat above the competitive target of the 50th percentile of bonuses paid by targeted peer group companies.

      Stock Options: In fiscal 2002, long-term, performance-based compensation of executive officers took the form of option awards under the Starbucks Corporation Amended and Restated Key Employee Stock Option Plan — 1994 (the “Key Employee Plan”). The Compensation Committee believes that equity-based compensation ensures that the Company’s executive officers have a continuing stake in the long-term success of the Company. All options granted by the Company have been granted with an exercise price equal to the closing price of the Company’s Common Stock on the date of grant and, accordingly, will have value only if the Company’s stock price increases.

      In granting options under the Key Employee Plan, the Compensation Committee bases the size of stock option awards on such considerations as the value of options awarded to comparable positions in peer group companies, Company and individual performance against plan, the number of options currently held by the officer, the allocation of overall share usage attributed to executive officers and the relative proportion of long-term incentives within the total compensation mix. In fiscal 2002, Mr. Smith was granted options to purchase 715,000 shares of Common Stock. Mr. Smith’s grant, as well as the stock options granted to the other executive officers, were granted in October 2001 and reflect the Company’s and such officers’ performance for fiscal 2001.

Respectfully submitted,

Arlen I. Prentice (Chairman)
Barbara Bass
Gregory Maffei

Audit and Compliance Committee Report

      During fiscal 2002, Mr. Shennan, Mr. Foley and Mr. Weatherup served on the Audit and Compliance Committee (the “Audit Committee”), with Mr. Shennan serving as Chairman until August 2002 when he was replaced as Chairman by Mr. Foley. Each of Messrs. Shennan, Foley and Weatherup is an “independent director” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. listing standards. The Audit Committee operates pursuant to a written charter, a copy of which is attached as Appendix A to this Proxy Statement. As more fully described in the Charter, the Audit Committee is responsible for overseeing the Company’s internal controls and financial reporting processes, as well as the independent audit of the Company’s consolidated financial statements by the Company’s independent auditors, Deloitte & Touche LLP (“Deloitte & Touche”). As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2002 with management and discussed those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with the Company’s independent auditors. The Audit Committee received the written disclosures and the letter required by Independent Standards Board Statement No. 1 (Independence Discussions with Audit Committee) from Deloitte & Touche, and discussed that firm’s independence with representatives of the firm.

      Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and the Company’s independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements for the fiscal year ended

September 29, 2002 in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted,

Craig J. Foley (Chairman)
James G. Shennan, Jr.
Craig E. Weatherup

Independent Accountant Fees

      The following table sets forth the aggregate fees billed to the Company for fiscal 2002 by Deloitte & Touche:

Audit Fees	$815,000
Financial Information Systems Design and Implementation Fees	$1,112,000	*

All Other Fees:
Audit-Related Fees	$48,000	*
Tax Fees	$305,000	*

Total All Other Fees	$353,000

      The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte & Touche and has concluded that it is.

*	Financial Information Systems Design and Implementation Fees represent the final portion of work on a project initiated in 1999 and completed in February 2002 to implement a new human resources and payroll system using purchased software. Deloitte Consulting, an affiliate of Deloitte & Touche, provided project management assistance and consulting services. The “All Other Fees” category includes consultations on financial accounting and reporting standards, which comprise the “Audit-Related Fees” subcategory, and tax consulting and assistance with compliance and audits, which comprise the “Tax Fees” subcategory.

Nominating and Corporate Governance Committee Report

      During fiscal 2002, Mr. Weatherup, Ms. Bass and Mr. Shennan served on the Nominating and Corporate Governance Committee (the “Nominating Committee”), with Mr. Weatherup serving as Chairman. Each of members of the Nominating Committee is an “independent director” as defined in Rule 4200 (a) (15) of the National Association of Securities Dealers, Inc. listing standards. The Nominating Committee operates pursuant to a written charter. The Nominating Committee is responsible for developing and implementing policies and procedures that are intended to ensure that the Board of Directors is appropriately constituted and organized to meet its fiduciary obligations to the Company and its shareholders on an ongoing basis. Among its specific duties, the Nominating Committee makes recommendations to the Board of Directors about the Company’s governance processes, assists in identifying and recruiting candidates for the Board, and makes recommendations to the Board regarding the membership and chairs of the Board’s committees.

Respectfully submitted,

Craig E. Weatherup (Chairman)
Barbara Bass
James G. Shennan, Jr.

Board and Committee Meetings

      During fiscal 2002, the Compensation Committee met three times and held one telephonic meeting, the Special Compensation Committee met one time in conjunction with a Compensation Committee meeting, the Audit Committee met five times and held one telephonic meeting, the Nominating Committee met one time and held one telephonic meeting, and the Board of Directors met five times. The Audit Committee convened outside the presence of management in conjunction with four of the six meetings held in fiscal 2002. At least once a year, the Compensation Committee convenes outside the presence of management. Starting in fiscal 2003, there will be an executive session in conjunction with each board and committee meeting where management will not be present. Each director attended at least 75% percent of all Board meetings and meetings of committees on which they served.

BENEFICIAL OWNERSHIP OF COMMON STOCK

      The following table sets forth information concerning the beneficial ownership of Common Stock of the Company of (i) those persons known by management of the Company to own beneficially more than 5% of the Company’s outstanding Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table set forth in the “Executive Compensation” section of this Proxy Statement and (iv) all current directors and executive officers of the Company as a group. Such information is provided as of December 31, 2002. According to the rules adopted by the Securities and Exchange Commission, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1%, based upon 387,028,336 shares of Common Stock outstanding.

Name and Address of	Amount and Nature of
Beneficial Owner(1)	Beneficial Ownership		Percent of Class

Capital Research & Management Company	34,000,535	(2)	8.8%
Howard Schultz	15,696,342	(3)	4.1%
Orin C. Smith	1,752,220	(4)	*
Howard P. Behar	590,175	(5)	*
Barbara Bass	354,000	(6)	*
Craig J. Foley	433,600	(7)	*
Gregory B. Maffei	150,000	(8)	*
Arlen I. Prentice	862,288	(9)	*
James G. Shennan, Jr.	627,142	(10)	*
Craig E. Weatherup	170,000	(11)	*
Peter Maslen	292,148	(12)	*
Michael Casey	507,843	(13)	*
All Directors and Executive Officers as a Group (17 persons)	22,513,305	(14)	5.8%

(1)	The address of Capital Research & Management Company is 333 South Hope Street, 55th Floor, Los Angeles, California 90071-1447. The address of the directors and executive officers listed is 2401 Utah Avenue South, Seattle, Washington 98134.

(2)	Capital Research and Management Company has no independent voting power with respect to these shares.

(3)	Includes 8,074,394 shares subject to options exercisable within 60 days of December 31, 2002.

(4)	Includes 1,730,502 shares subject to options exercisable within 60 days of December 31, 2002.

(5)	Includes 566,667 shares subject to options exercisable within 60 days of December 31, 2002.

(6)	Includes 340,000 shares subject to options exercisable within 60 days of December 31, 2002.

(7)	Includes 351,800 shares subject to options exercisable within 60 days of December 31, 2002.

(8)	Includes 150,000 shares subject to options exercisable within 60 days of December 31, 2002.

(9)	Includes 77,936 shares held by the Prentice Family Partnership, a general partnership in which Mr. Prentice serves as a general partner, and 507,000 shares subject to options exercisable within 60 days of December 31, 2002.

(10)	Includes 93,720 shares held by the Shennan Family Partnership, a partnership of which Mr. Shennan is a general partner, and 395,400 shares subject to options exercisable within 60 days of December 31, 2002.

(11)	Includes 150,000 shares subject to options exercisable within 60 days of December 31, 2002.

(12)	Includes 292,148 shares subject to options exercisable within 60 days of December 31, 2002.

(13)	Includes 470,146 shares subject to options exercisable within 60 days of December 31, 2002.

(14)	Includes 13,827,162 shares subject to options exercisable within 60 days of December 31, 2002.

EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid to or earned by (i) the Company’s chief executive officer and (ii) the Company’s four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in fiscal 2002 (collectively referred to herein as the “Named Executive Officers”) during each of the Company’s last three fiscal years.

Summary Compensation Table

						Long-Term
		Annual Compensation				Compensation

						Number of
						Securities	All Other
						Underlying	Compensation
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Options(1)	($)

Orin C. Smith	2002	1,088,269		1,362,500		715,000	300	(2)
president and	2001	995,192		1,150,000		790,000	1,700	(2)
chief executive officer	2000	730,770		1,312,500		1,000,000	1,700	(2)
Howard Schultz	2002	1,088,269		1,362,500		715,000	300	(3)
chairman and	2001	995,192		1,150,000		790,000	25,111	(3)
chief global strategist	2000	750,000		1,312,500		500,000	25,311	(3)
Howard P. Behar	2002	646,154	(4)	623,872	(5)	250,000 (6)	0
president, North America	2001	7,715	(7)	0		50,000 (8)	0
	2000	121,981		0		0	0
Peter Maslen	2002	450,543		310,241		150,000	0
president, Starbucks	2001	413,346		260,382		170,000	2,052	(9)
Coffee International, Inc.	2000	380,000		365,750		100,000	25,276	(9)
Michael Casey	2002	510,600		318,302		165,000	300	(10)
executive vice president,	2001	470,250		270,825		170,000	1,700	(10)
chief financial officer and	2000	431,385		378,000		150,000	1,187	(10)
chief administrative officer

(1)	The number of securities underlying options have been adjusted to reflect the two-for-one stock split effected by the Company in April 2001.

(2)	The amounts shown represent matching contributions by the Company to the Company’s 401(k) Plan on behalf of Mr. Smith.

(3)	The amounts shown include (i) matching contributions by the Company to the Company’s 401(k) Plan on behalf of Mr. Schultz of $300, $1,700 and $1,700 in fiscal 2002, fiscal 2001 and fiscal 2000,

respectively, and (ii) unreimbursed payments by the Company of the insurance premium for a split dollar life insurance policy originally issued in 1991 of $23,411 and $23,611 in fiscal 2001 and fiscal 2000.

(4)	Includes $546,154 earned in Fiscal 2002 to be paid out over time in accordance with Mr. Behar’s employment agreement.

(5)	No amounts were paid out for fiscal 2002. The bonus will be paid out over time in accordance with Mr. Behar’s employment agreement.

(6)	Includes an option for 50,000 shares of Common Stock granted to Mr. Behar for service as a member of the Board of Directors prior to his return to management of the Company.

(7)	Represents compensation to Mr. Behar for services rendered in fiscal 2001 prior to his return to management.

(8)	Represents options granted to Mr. Behar for services rendered as a member of the Board of Directors prior to his return to management of the Company.

(9)	The amounts shown represent relocation and temporary housing expenses paid to Mr. Maslen.

(10)	The amounts shown represent matching contributions to the Company’s 401(k) Plan on behalf of Mr. Casey.

Stock Option Grants in Fiscal 2002

      The following table sets forth information regarding options to purchase shares of the Company’s Common Stock granted to the Company’s Named Executive Officers during fiscal 2002. The Company has no outstanding stock appreciation rights. In accordance with the rules of the Securities and Exchange Commission, the table shows the hypothetical “gains” or “option spreads” that would exist for the respective options based on assumed rates of annual stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

Option Grants in Fiscal 2002

						Potential Realizable Value
						at Assumed Annual Rates of
						Stock Price Appreciation
	Number of		Percent of			for Option Term(1)
	Securities		Total Options	Exercise
	Underlying Options		Granted to	Price	Expiration	Five Percent	Ten Percent
Name	Granted		Employees	Per Share	Date	($)	($)

Orin C. Smith	715,000	(2)	7.2	$14.80	10/01/2011	6,654,693	16,864,963
Howard Schultz	715,000	(3)	7.2	$14.80	10/01/2011	6,654,693	16,864,963
Howard P. Behar	50,000	(4)	0.5	$21.91	01/15/2012	688,954	1,745,945
	200,000	(5)	2.0	$21.38	01/22/2012	2,689,153	6,814,843
Peter Maslen	150,000	(6)	1.5	$14.80	10/01/2011	1,396,146	3,538,108
Michael Casey	165,000	(7)	1.7	$14.80	10/01/2011	1,535,761	3,891,919

(1)	Potential realizable value is based on the assumption that the price of the Company’s Common Stock appreciates at the rate shown (compounded annually) from the date of grant to the expiration date. These numbers are presented in accordance with the requirements of the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price performance.

(2)	Mr. Smith’s options become exercisable in one 238,334 share increment on October 1, 2002, and two 238,333 share increments on October 1, 2003 and 2004.

(3)	Mr. Schultz’s options become exercisable in one 238,334 share increment on October 1, 2002, and two 238,333 share increments on October 1, 2003 and 2004.

(4)	These options were granted to Mr. Behar for service as a member of the Board of Directors prior to his return to management of the Company. The options became exercisable in one 50,000 share increment on January 15, 2002.

(5)	These options were granted to Mr. Behar in connection with his return to management. Mr. Behar’s options become exercisable in two 66,667 share increments on January 22, 2003 and 2004 and one 66,666 share increment on January 22, 2005.

(6)	Mr. Maslen’s options become exercisable in three 50,000 share increments on October 1, 2002, 2003 and 2004.

(7)	Mr. Casey’s options become exercisable in three 55,000 share increments on October 1, 2002, 2003 and 2004.

Exercises of Stock Options

      The following table sets forth information regarding stock option exercises during fiscal 2002 by the Named Executive Officers and the value of each Named Executive Officer’s exercised and unexercised stock options on September 29, 2002.

Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values

					Value of Unexercised
			Number of Securities		In-the-Money Options at
			Underlying Unexercised		Fiscal Year End(2)
	Shares Acquired	Value	Options at Fiscal Year End		($)
	on Exercise	Realized(1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Orin C. Smith	2,500,000	36,321,643	895,502	1,574,998	5,676,746	7,704,654
Howard Schultz	1,093,680	17,477,972	7,433,380	1,408,332	88,922,798	6,423,410
Howard P. Behar	389,136	5,436,166	500,000	200,000	4,106,240	0
Peter Maslen	61,186	830,529	160,482	453,332	1,006,309	2,772,395
Michael Casey	220,064	3,388,862	308,480	328,332	2,990,792	1,583,832

(1)	Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of Common Stock acquired on the date of exercise.

(2)	The value of unexercised options is calculated by subtracting the aggregate exercise price of the options from the aggregate market value of the shares of Common Stock subject thereto as of September 27, 2002 (the last trading day prior to the Company’s fiscal year end on September 29, 2002).

Equity Compensation Plan Information

      The following table provides information as of September 29, 2002, regarding shares outstanding and available for issuance under the Company’s existing stock option plans (in millions, except per share amounts):

	(a)	(b)	(c)

			Number of Securities
			Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights	and Rights	Column (a))

Equity compensation plans approved by security holders	31.4	$13.50	29.8
Equity compensation plans not approved by security holders	9.1	$13.75	16.6

Total	40.5	$13.56	46.4

      The shares to be issued under plans not approved by shareholders relate to the Company’s 1991 Company-Wide Stock Option Plan (the “Bean Stock Plan”) and the UK Share Save Plan. The Bean Stock Plan provides for the annual issuance of stock options to eligible employees. The Bean Stock Plan was approved and adopted by the Board of Directors in 1991 and did not require shareholder approval. Generally, options are granted annually under the Bean Stock Plan. These grants require Board approval, are linked to performance goals of the Company and are granted to employees as a percentage of base salary. In fiscal 2002, over 25,000 employees were granted options under the Bean Stock Plan.

      The Company’s UK Share Save Plan, which is an Inland Revenue approved Save-As-You-Earn plan, allows eligible employees in the United Kingdom to save for a three year period through payroll deductions toward the purchase of the Company’s common stock at a discount from the fair market value of the first day of business of a three-year offering period. The total number of shares issuable under the plan was 600,000, none of which have been issued as of September 29, 2002.

Compensation of Directors

      During fiscal 2002, directors who were not executive officers of the Company received no cash compensation for their services. Such directors participate in the Starbucks Corporation Amended and Restated 1989 Stock Option Plan for Non-Employee Directors (the “Directors Plan”). Under the terms of the Directors Plan, non-employee directors are annually awarded stock options to purchase shares of Common Stock at a per share exercise price equal to the fair market value on the date of grant. During the fiscal year ended September 29, 2002, each of Messrs. Foley, Maffei, Prentice, Shennan and Weatherup and Ms. Bass received options to purchase 50,000 shares of Common Stock at an exercise price of $21.91 per share. Mr. Behar received a grant to purchase 50,000 shares at an exercise price of $21.91 per share under the Key Employee Plan for services rendered prior to rejoining management of the Company in his capacity as a member of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2002, neither Ms. Bass nor Mr. Maffei had any relationships or transactions with the Company or its subsidiaries required to be disclosed pursuant to Item 402(j) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      Mr. Prentice, a member of the Company’s Board of Directors, is also a member of the Board of Directors of PlayNetwork, Inc. (“PlayNetwork”). Mr. Prentice is also affiliated with Chartwell Capital Investors II, L.P., which owns approximately 30% of PlayNetwork. The Company purchases music services for its retail stores from PlayNetwork and paid $2,954,808 and $2,343,657 to PlayNetwork for such services in fiscal 2002 and fiscal 2001, respectively. In addition, the Company has approximately a 7.4% ownership interest in PlayNetwork.

Performance Graph

      The following graph depicts the Company’s total return to shareholders from September 28, 1997 through September 29, 2002, relative to the performance of the Nasdaq Stock Market (U.S. Companies) Index, the Nasdaq Eating and Drinking Establishments Index, and the Nasdaq Retail Index. All indices shown in the graph have been reset to a base of 100 as of September 28, 1997 and assume an investment of $100 on that date and the reinvestment of dividends paid since that date. The Company has not ever paid cash dividends on its Common Stock. The points represent fiscal year-end index levels based on the last trading day in each such fiscal year. The chart set forth below was prepared by Research Data Group, Inc., which holds a license to use the indices used herein.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG STARBUCKS CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE NASDAQ RETAIL TRADE INDEX AND A PEER GROUP

*$100 invested on 9/28/97 in stock or index-

including reinvestment dividends.

	9/28/97	9/27/98	10/03/99	10/01/00	9/30/01	9/29/02

Starbucks Corporation	$100	$88	$118	$197	$147	$206
Nasdaq Stock Market	$100	$105	$165	$221	$90	$73
Nasdaq Eating and Drinking Establishments	$100	$80	$81	$79	$90	$108
Nasdaq Retail	$100	$88	$101	$76	$66	$75

Certain Transactions, Indebtedness of Management and Compensation Arrangements

      During fiscal 2002 and fiscal 2001, the Company chartered an airplane owned by Devon Air Holdings, LLC (“Devon Air”), a limited liability company wholly-owned by Mr. Schultz, the chairman of the Board of Directors and chief global strategist, for executive business travel. The Company paid Devon Air $475,344 in fiscal 2002 and $356,697 in fiscal 2001, based on a discounted rate for actual hours flown.

      In April 2001, Mr. Schultz and a group of investors organized as The Basketball Club of Seattle, LLC (the “Basketball Club”) purchased the franchises for The Seattle Supersonics and The Seattle Storm basketball teams. Upon such purchase, the Basketball Club assumed pre-existing Team Sponsorship Agreements between the former owners and Starbucks. Pursuant to such agreements, Starbucks paid the Basketball Club $484,359 in fiscal 2002 and $299,020 in fiscal 2001. Mr. Schultz holds a controlling ownership interest in the Basketball Club.

      The Company establishes certain compensation arrangements with its executive officers at the time of hire. The arrangements include starting salary, bonus eligibility, initial stock option grants and relocation packages, where appropriate. In addition, most of such arrangements specify that the executive officer will receive an amount equal to twelve months of base salary as severance in the event that he or she is terminated for any reason other than cause. Neither Mr. Schultz nor Mr. Smith has such an arrangement with the Company.

      In late December 2001, the Company and Mr. Behar, a member of the Board of Directors entered into an agreement governing the terms of Mr. Behar’s return to management as president, North America. Pursuant to such agreement, Mr. Behar will be employed until October 31, 2010 as president, North American or in another capacity, and will receive a salary during the term of the agreement. The Company and Mr. Behar originally agreed to an annual base salary of $100,000. Effective November 1, 2002, his annual base salary was increased from $100,000 to $250,000 in lieu of paying Mr. Behar a cash bonus for his performance in fiscal 2002 and in recognition that he served as president, North America for a longer period than originally planned. In the event of Mr. Behar’s death prior to October 31, 2010, the Company will pay his surviving spouse the amount of unpaid salary he would have received through the term of the agreement and provide comparable medical coverage to her through the term of the agreement.

      Mr. Prentice, a member of the Company’s Board of Directors, is also a member of the Board of Directors of PlayNetwork, Inc. (“PlayNetwork”). Mr. Prentice is also affiliated with Chartwell Capital Investors II, L.P., which owns approximately 30% of PlayNetwork. The Company purchases music services for its retail stores from PlayNetwork and paid $2,954,808 and $2,343,657 to PlayNetwork for such services in fiscal 2002 and fiscal 2001, respectively. In addition, the Company has approximately a 7.4% ownership interest in PlayNetwork.

      As part of his initial compensation package, Peter Maslen, president, Starbucks Coffee International, Inc., received a $300,000 interest bearing loan from Starbucks Coffee International, Inc. to assist in the purchase of a home. The interest on the loan was 5.39% per year. The largest aggregate amount outstanding on the loan during fiscal 2002 was $303,967. The principal amount of the loan was repaid in March of 2002 and all remaining interest was repaid in May of 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership (“Forms 3”) and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company (“Forms 4”). Officers, directors and greater than 10% shareholders of the Company are required by Securities and Exchange Commission regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for the fiscal year ended September 29, 2002.

PROPOSAL 2 — RATIFICATION OF SELECTION OF AUDITORS

      The Board of Directors requests that the shareholders ratify its selection of Deloitte & Touche to serve as the Company’s independent auditors for fiscal 2003. Deloitte & Touche examined the consolidated financial statements of the Company for the fiscal year ended September 29, 2002. Representatives of Deloitte & Touche will be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by shareholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE AS THE INDEPENDENT AUDITORS OF THE COMPANY.

PROPOSAL 3 — PROPOSAL TO IDENTIFY AND LABEL ALL FOOD PRODUCTS

MANUFACTURED OR SOLD BY THE COMPANY THAT MAY
CONTAIN GENETICALLY MODIFIED INGREDIENTS

      On behalf of Mr. Mark Squire, the beneficial holder of 200 shares of Starbucks Common Stock, As You Sow, a non-profit organization located at 311 California Street, Suite 510, San Francisco, California, 94104, submits the following resolution and supporting statement for consideration by the Company’s shareholders at the Annual Meeting:

      RESOLVED: Shareholders request that (unless long-term safety testing demonstrates that genetically engineered (GE) crops, organisms, or products thereof are not harmful to humans, animals, and the environment) the Board of Directors adopt a policy to identify and label (where feasible) all food products manufactured or sold by the company under the company’s brand names or private labels that may contain GE ingredients.

Supporting Statement

CONSUMER’S RIGHT TO KNOW:

The US has a long history of a consumer’s “Right to Know.” Labeling of foods is commonly practiced for nutritional information, additives, ingredients, and manufacturer.

PUBLIC DEMAND FOR LABELING:

Over a dozen US polls show that about 70-94% of people surveyed want GE food labeled. In January 2001, a coalition of 270 consumer groups, including the American Association of Retired People and the Consumers Union, urged Congress to label GE foods and require strict safety testing. Since 2001, there have been demonstrations at over 500 Starbucks stores by consumers concerned about GE food.

LABELING LEGISLATION IS INCREASING:

Congress and at least 13 states and 3 cities have had legislative activity regarding labeling of GE foods. Many of Starbucks international markets including Japan, European Union, Mexico and South Korea, are among dozens of countries that have passed or are considering labeling legislation. Once in effect, the Biosafety Protocol, approved by representatives of 103 countries (1/2000), will require labeling of GE food, feed and processing.

In July 2002, the European Parliament voted for tightening existing regulations on labeling and traceability of GE food and animal feed, including labeling of highly processed ingredients such as sugar, oil, and starch. China announced mandatory labeling of all GE seeds, animal feed and food products. Unless GE foods and products are labeled, their sale will be illegal.

LABELING MAY REDUCE LIABILITY:

Millions of Americans suffer from mild to fatal food allergies. GE involves splicing in genes from other species thus making new products that may result in unforeseen allergic reactions. Without labeling, consumers will have no way of protecting themselves from hidden allergens. Labeling will also inform consumers with religious or ethical concerns about eating GE products.

HEALTH AND ENVIRONMENTAL CONCERNS:

The National Academy of Sciences recommended development of improved methods for identifying potential allergens in GE plants (4/2000). A 2002 Canadian Biotechnology Advisory Committee report recommended the government improve monitoring and regulation of GE foods and a voluntary labeling system.

Canada and the European Union, among other countries, rejected approval of rBGH, a GE bovine growth hormone, for use in dairy cattle because of concerns over animal and human health issues. Ben and Jerry’s is among several hundred companies that require written affidavits from milk suppliers that no rBGH was injected into cows, and label the milk as rBGH-free. Approximately 10 percent of fluid milk in the US is now labeled rBGH-free.

CONCLUSION:

Labeling is a forthright way of dealing with a controversial issue and a means of meeting consumer concern and legislative trends, protecting brand name and expanding markets, and reducing liability and consumer backlash.

Board of Directors’ Response

      The Board of Directors wholeheartedly supports our customers’ interests in food safety. We also believe that consumers are entitled to relevant information about the foods they buy so that they can make informed purchasing decisions. The Company actively monitors food safety requirements, including those governing the labeling and sale of foods that include ingredients derived from genetically engineered (“GE”) materials. Based on our review of available information and the positions of the vast majority of food safety regulators around the world, we believe that all the food products we offer are safe for consumption.

      The Company has taken several significant steps to address concerns about products we offer that might contain GE material. Most importantly, the Company has confirmed that our core products, coffee and tea, are not genetically engineered and the Company has previously announced that it will not support current research on genetic modification of coffee. We have also verified that the soymilk offered in our stores is organic and not sourced from GE soybeans. In addition, to address concerns that milk may be produced by cows injected with the synthetic hormone, rBST (recombinant bovine somatotropin), the Company has made certified organic milk (which is certified to have been produced by cows that have not been injected with rBST) available in all of our Company-operated stores in the United States. Although there are no labeling requirements for genetically modified foods in the United States, Starbucks has adopted the Foods Standards Australia/ New Zealand (formerly ANZFA) guidelines, currently the most stringent food labeling regulations in the world. These regulations require labeling for all genetically engineered materials, except for highly refined minor ingredients such as cornstarch, that may be derived from genetically engineered material but contain no protein matter. If these regulations were in effect in the United States, none of Starbucks products would require labeling. The Company has reviewed its other products and found that the majority are GM material-free and is continuing to look for alternatives to those products that contain ingredients derived from genetically modified crops.

      The Board believes that the steps taken by the Company and the initiatives underway to address concerns about products containing GE material constitute a reasonable approach to a controversial issue. The Company neither supports nor condemns genetic modification technology; we simply want to meet our customers’ expectations in a practical manner. We believe that implementing the labeling system proposed is not only impractical but could also put the Company at a competitive disadvantage. In the absence of labeling requirements for GE ingredients in the United States, the Company would need to unilaterally develop a reliable labeling system to identify all of the products offered by the Company that might contain GE material. The Company and its food product vendors would need to conduct testing to identify GE materials with a high degree of certainty, create a consistent labeling system solely for its products, and modify its operations to accommodate new labels, all at considerable cost to the Company. We believe that the alternative of labeling all of the Company’s food products (other than those certified as GE material-free mentioned above) to indicate that they “may” contain GE material would not significantly increase a customer’s ability to make an informed choice. The Company believes that such labeling places the Company at a disadvantage as concerned consumers choose unlabeled products from other companies that may in fact contain GE material rather than those Starbucks products labeled to indicate that they “may” contain GE material, even if they do not.

      The Board believes that the U.S. Food and Drug Administration (the “FDA”) and other U.S. regulatory agencies that are charged with protecting the health and safety of the public and the environment are the proper entities to evaluate and make judgments about the sale and labeling of products containing GE material. Until the FDA or other regulatory agency requires consistent labeling by all retailers of all food products containing GE material and establishes appropriate testing procedures and protocols, the Board of Directors believes that providing alternatives to products potentially containing GE material, rather than labeling all of its products, is in the best interests of the Company and its shareholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL TO IDENTIFY AND LABEL ALL FOOD PRODUCTS OFFERED BY THE COMPANY THAT MAY CONTAIN GENETICALLY MODIFIED INGREDIENTS.

PROPOSAL 4 — PROPOSAL TO EXPENSE ALL FUTURE STOCK OPTIONS IN THE

COMPANY’S ANNUAL INCOME STATEMENT

      The United Brotherhood of Carpenters Pensions Fund, located at 101 Constitution Avenue, N.W., Washington, D.C. 20001, is the beneficial owner of approximately 1,600 shares of Starbucks Common Stock, and submits the following resolution:

      RESOLVED, that the shareholders of Starbucks Corporation (“Company”) hereby request that the Company’s Board of Directors establish a policy and practice of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Supporting Statement

      Stock options are an important component of the Company’s overall executive and employee compensation programs. The grant of stock options is designed to provide positive incentives for executives to focus on the creation of long-term corporate value. The increasing use of stock options at a time of growing investor skepticism of the accuracy and transparency of corporate financial reporting has prompted an intense debate on the appropriate accounting treatment for stock options. Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a financial footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Our Company reports the calculated cost of company stock options as a financial footnote in the corporate annual report and does not include the costs of stock options in the determination of the company’s operating income. We believe that including the estimated costs of stock option grants in Company income statements would more accurately reflect the Company’s operational earnings.

      A Standard & Poor’s (“S&P) recent report entitled “Measures of Corporate Earnings” (Revised May 14, 2002) sets out a new formula for more accurately calculating the after-tax earnings generated from a corporation’s principal business or businesses. S&P’s call for a more accurate “core earnings” calculation of corporate operational earnings was prompted in large measure by investor concerns about the transparency, accuracy and reliability of corporate financial reporting. One of the key reporting items that the S&P report examined was the accounting treatment of stock option grants. The compelling logic advanced by S&P for including stock option costs in earning statements is that these stock grants are components of executive compensation plans, and like other compensation components, such as salaries and bonuses, should be included as expenses in the calculation of operational earnings. S&P’s research indicates that the expensing of option grant costs would have lowered operational earnings at companies by as much as 10% in 2000.

      We believe the failure to treat stock option grant costs as expenses on corporate income statements can misrepresent the level of profits at a company. We believe that the failure to expense executive stock option costs can result in a “no-cost” executive compensation mentality that can promote the excessive use of stock options.

      We believe that expensing of stock option costs would help promote more modest and appropriate use of stock options in executive compensation plans. Like S&P and many other investors, we believe that investors are entitled to and need an accurate picture of company operational earnings and the true cost of executive compensation programs. We urge your support of this important reform designed to improve corporate financial reporting.

Board of Directors’ Response

      The Board of Directors understands and shares investors’ need for a transparent and accurate picture of the Company’s earnings and the true cost of executive compensation programs. At the same time, we believe that investors have an equally compelling need for financial statements that allow comparisons between companies of similar size or industry.

      The Board of Directors believes employee ownership of the Company’s common stock serves the interest of all shareholders as a means of promoting focus on the long-term increase in shareholder value. In fiscal 2002, options at market prices were granted to over 25,000 people at all levels of the Company, including eligible part-time employees — not just senior executives. Option grants are a key element of the Company’s culture and continuing drive to attract and retain the talent that is critical to Starbucks success across all business operations. Moreover, we believe that the use of stock option grants at Starbucks has always been modest and appropriate. The dilutive effect of these options has always been reflected in the Company’s earnings per share in accordance with generally accepted accounting principles. During the past three fiscal years, stock options (net of cancellations) have diluted earnings per share by 3.6%, 4.2% and 4.0% respectively.

      Current accounting rules give companies the choice of accounting for stock options using the intrinsic value method, which generally results in recording no expense for stock option awards, or the fair value method, which generally results in expense recognition. Accounting rules further require that the impact of the fair value method be disclosed in the footnotes to the financial statements if the intrinsic value method is used. Starbucks is in full compliance with current accounting rules.

      Most public companies, including Starbucks, account for employee stock-based compensation, including stock options, using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” The “intrinsic value” of the option is the amount by which the quoted market price of the stock exceeds the exercise price of the option on the date of grant. Generally, option awards have zero intrinsic value on the date of grant as the exercise price is set to be equal to the market price of the stock on that date. In addition, substantially all of the options granted to the employees of Starbucks are subject to vesting and cannot be exercised on the grant date, therefore the Board of Directors believes the “intrinsic value” method provides both a transparent and accurate picture of the Company’s earnings.

      The fair value method, prescribed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock Compensation,” (“SFAS No. 123”) computes compensation expense based on the fair value of the option at the date of grant. “Fair value” is determined using an option-pricing model that takes into account multiple factors in estimating value. However, no uniform or conventional methodology is mandated for computing fair value, and the provisions of SFAS No. 123 related to fair value calculation are subject to wide interpretation which can have a material impact on the calculation of expense.

      Additionally, Financial Accounting Standards Board (“FASB”) has issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an Amendment of FASB Statement No. 123,” (“SFAS No. 148”) which redefines the transition provisions for companies electing to adopt the fair value method and also expands disclosure requirements to quarterly filings for those companies retaining the intrinsic value method. SFAS No. 148 does not require the adoption of the fair value method. The FASB has also announced its intent to monitor carefully public response to the International Accounting Standards proposal for expensing stock options. Based on this response, the FASB will determine whether or not to further re-evaluate the provisions of SFAS No. 123. The additional study by the FASB could provide more information on appropriate ranges for the assumptions impacting the calculation of fair value.

      The Board of Directors believes it is generally in the best interest of shareholders for the Company to follow the most widely used industry practice when given a choice under accounting rules, and to the extent there is uncertainty and debate, to await consensus and/or FASB direction prior to implementing any material change. The uncertainties associated with a current adoption of SFAS No. 123 may lead to financial statements that are not comparable. Consequently, the Board of Directors has determined that the intrinsic value method remains the preferable choice, both because it is currently the most widely used standard and because it provides complete information to evaluate the Company with or without the inclusion of stock options as an expense. While an estimated value of expense for stock options is not included in the Company’s consolidated statement of earnings, the impact of the potential expense is clearly disclosed in the notes to the consolidated financial statements giving investors information necessary to evaluate the Company’s earnings under the alternate methodology. As reflected in note 12 of the notes to our consolidated financial statements, use of the fair value method would have had an estimated earnings impact of 10 cents per share in fiscal 2002. As part of the Company’s commitment to continuously improve its financial disclosure, the estimated fair value method of accounting for stock options will be more frequently updated and included in each of the Company’s quarterly reports on Form 10-Q.

      We share the desire to have transparent and accurate accounting policies implemented in a prudent manner with full and complete information as it pertains to this issue. We believe the best way to accomplish this objective at this time is to retain the current accounting policy with respect to stock options and await consensus and clarity on whether, and if so how, to expense stock options.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL TO EXPENSE THE COSTS OF ALL FUTURE STOCK OPTIONS ISSUED BY THE COMPANY IN THE COMPANY’S ANNUAL INCOME STATEMENT.

OTHER BUSINESS

      The Board of Directors knows of no other matters to be brought before the Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

      Shareholder proposals to be presented at the Company’s Annual Meeting of Shareholders in early 2004 and included in the Company’s Proxy Statement relating to such meeting must be received by the Company at its executive offices at 2401 Utah Avenue South, Seattle, Washington 98134, Attention: Office of the General Counsel, on or prior to September 29, 2003.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

      The Company’s Annual Report to Shareholders for the fiscal year ended September 29, 2002 (which is not a part of the Company’s proxy soliciting materials) is being mailed to the Company’s shareholders with this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K, without exhibits, will be furnished without charge to shareholders upon request to:

Investor Relations

Starbucks Corporation
2401 Utah Avenue South
Seattle, Washington 98134
(206) 447-1575 x87118
www.starbucks.com/aboutus/investor.asp

By Order of the Board of Directors,

Paula E. Boggs
secretary

Seattle, Washington

January 27, 2003

APPENDIX A

STARBUCKS CORPORATION

AUDIT AND COMPLIANCE COMMITTEE CHARTER

Purpose

The primary function of the Audit and Compliance Committee (the “Committee”) is to assist the Board of Directors of Starbucks Corporation (the “Company”) in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the quality of the Company’s accounting policies and reporting practices, the systems of internal control which management and the Board of Directors have established, compliance with the Company’s Standards of Business Conduct, and the internal and external audit processes.

In fulfilling its function, it is the responsibility of the Committee to provide an open avenue of communication between the Board of Directors, management, the internal audit department and the independent auditors. The Committee is to be the Board’s principal agent in ensuring the independence and objectivity of the independent auditors, the integrity of management, and the adequacy of disclosure to shareholders. The opportunity for the independent auditors to meet with the entire Board of Directors as needed is not to be restricted, however. The independent auditors are ultimately accountable to the Board of Directors and the Committee, as representatives of the Company’s shareholders; the Committee has the sole authority to select, evaluate, and, where appropriate, replace the independent auditors.

The Committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors, nor can the Committee certify that the independent auditors are “independent” under applicable rules. The Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and the independent auditors on the basis of information it receives, discussions with the accountants and the experience of the Committee’s members in business, financial and accounting matters.

Composition

The Committee shall be comprised of at least three (3) members, all of whom shall meet the independence requirements of The Nasdaq Stock Market, Inc. The Committee shall also meet all financial knowledge and experience qualifications required under rules promulgated by The Nasdaq Stock Market, Inc., the Securities and Exchange Commission or other governing body, as may be in effect from time to time. Members and a Chairperson of the Committee shall be recommended by the Nominating and Corporate Governance Committee and appointed by the full Board of Directors.

Authority

The Committee has the authority to investigate any activity of the Company within its scope of responsibilities, and shall have unrestricted access to members of management and all information relevant to its responsibilities. All employees are directed to cooperate as requested by members of the Committee. The Committee is empowered to retain persons having special competence as necessary to assist the Committee in fulfilling its responsibility.

Meetings

The Committee shall meet at least seven times per year, and may hold additional meetings in person or telephonically as often as may be necessary or appropriate, in the discretion of the Chairperson of the Committee. Prior to each meeting, the Chairperson of the Committee may communicate with the independent auditors to review the agenda and solicit input on any additional topics that should be covered.

Attendance

Members of the Committee are expected to use all reasonable efforts to attend each meeting. As necessary or desirable, the Chairperson may request that members of management, the internal audit director, and representatives of the independent auditors be present at meetings of the Committee.

Minutes

Minutes of each meeting shall be prepared under the direction of the Chairperson of the Committee and circulated to Committee members for review and approval and then circulated to the Starbucks directors who are not members of the Committee. Copies are to be made available to the independent auditors.

Specific Duties

The Committee shall:

1.	Enable direct communication between the independent auditors and the Committee at any time. Instruct the independent auditors to report directly to the Committee any serious difficulties or disputes with management.

2.	Recommend to the Board of Directors the retention or replacement of the independent auditors, and provide a written summary of the basis for any recommended change.

3.	Review the scope of the independent auditor’s audit examination, including their engagement letter, prior to the annual audit. Review and approve the audit fees agreed upon by management. Approve any permitted non-audit services to be provided by the independent auditors. (The Chairperson has the authority to approve any additional audit or permitted non-audit services provided to the Company, provided that the approval of such services is ratified by the entire Committee at the next regularly scheduled Committee meeting.) Obtain a formal written statement from the independent auditors describing all relationships between the auditors and the Company which might reasonably bear on their independence, consistent with Independence Standards Board Standard 1; discuss with the independent auditors any potential impact to their objectivity and independence, and make any necessary recommendations to the full Board of Directors.

4.	Upon completion of the audit, review financial results for the year with management and the independent auditors, prior to their release to the public. This review is to encompass:

•	The financial statements and disclosures to be included in the Company’s Annual Report to Shareholders, the Annual Report on Form 10-K, or similar publicly filed documents.

•	Significant transactions not a normal part of the Company’s operations.

•	Significant changes during the year in the Company’s accounting principles or their applications.

•	Significant adjustments proposed by the independent auditors.

•	The independent auditors’ audit opinion and their judgment on the quality of the Company’s accounting policies and financial reporting.

5.	Review the audit process with management and the independent auditors, upon completion of their annual audit, to evaluate:

•	The cooperation received by the independent auditors, including access to all requested information.

•	Any instances where management has obtained “second opinions” from other external auditors.

•	Any disagreements with management that, if not satisfactorily resolved, would have caused them to modify their report on the financial statements.

•	Management’s comments regarding the audit.

6.	Review the independent auditor’s required communication of any material weaknesses in internal controls, and assess the adequacy of management’s corrective actions.

7.	Based upon the review and discussion of the annual financial statements with management and the independent auditors, recommend to the Board that the annual financial statements be included in the Company’s Annual Report Form 10-K.

8.	Report to shareholders in the Company’s annual proxy statement on those matters required by the Securities and Exchange Commission.

9.	Review the internal audit department’s staffing, budget and responsibilities. Review and approve the internal audit plan. Enable direct communication between the Audit Committee and the director of internal audit at any time, as needed, to address concerns.

10.	Review and approve any dismissal of the internal audit director.

11.	Review periodically, with internal audit and the independent auditors, the adequacy of the Company’s accounting and financial personnel and any relevant recommendations concerning internal controls, accounting principles, and accounting/ reporting systems.

12.	Review the effect of any important new pronouncements of the accounting profession and other regulatory bodies on the Company’s accounting and reporting policies.

13.	Review any inquiries related to accounting or financial reporting matters received from the Securities and Exchange Commission or other agencies, and management’s response thereto. Ensure that any complaints received by the Company regarding its accounting, internal control, or auditing matters are addressed.

14.	Review and approve or ratify all significant related party transactions and potential conflict of interest situations.

15.	Establish, review and update periodically the Company’s Standards of Business Conduct and review with management the Company’s systems to monitor compliance with these standards and applicable legal requirements. Review and address any concerns regarding questionable accounting or auditing matters submitted through the confidential reporting mechanism.

16.	Review periodically with management, the compliance officer and the Board any legal and regulatory matters that may have a material impact on the Company’s financial statements, compliance policies, and compliance programs.

17.	Review and reassess the adequacy of this Charter and the Timetable of Audit and Compliance Committee Activities annually, or as circumstances dictate, and update as appropriate.

18.	Periodically evaluate and take steps to improve the effectiveness of the Committee in meeting its responsibilities under this Charter.

      This Charter is intended to provide a set of flexible guidelines for the effective functioning of the Committee. The Committee may modify or amend this Charter and the authority and responsibilities of the Committee set forth herein at any time.

Transportation Information for the Starbucks Corporation

Annual Meeting of Shareholders
at
Benaroya Hall
200 University Street, Seattle, Washington
at
10:00 a.m. (Pacific Time)
on
March 25, 2003

Reminder: Each Proxy Statement contains two tickets. You must present an admission ticket enclosed in this Proxy Statement. Registration opens at 8:00 a.m.

Driving Directions to Benaroya Hall:

          Traveling South on I-5:

•	Take Union Street exit
•	Continue on Union Street to Third Avenue or Second Avenue
•	The Hall is on your left

          Traveling North on I-5:

•	Take Seneca Street exit
•	Continue on Seneca to Third Avenue and turn right
•	The Hall is on your left

Free Parking and Shuttle Service:

      In order to accommodate our shareholders, Starbucks Corporation will provide free parking and shuttle service from the Safeco Field parking structure to and from Benaroya Hall.

      The Safeco Field parking structure is located at the corner of Atlantic Street and Occidental in Seattle, Washington. The structure is on the south end of Safeco Field on Atlantic Street, directly across from the ballpark.

Driving Directions to Safeco Field:

          Traveling South on I-5

•	Follow the Airport Way exit and turn right on Holgate
•	Turn right on First Avenue South to the garage

          Traveling North on I-5

•	Take exit 163 to Spokane Street
•	Turn right at Fourth Avenue South
•	Turn left at Lander
•	Turn right on to First Avenue South to the garage

      The garage will open at 7:30 a.m. on March 25, 2003. Starbucks will provide buses, similar to those used by tour lines, to take shareholders to and from Benaroya Hall. Pickup is on Occidental.

      Buses will depart for Benaroya Hall on a continuous schedule between 7:30 a.m. and 9:45 a.m. After the meeting, buses will depart for Safeco Field on a continuous schedule between 11:30 a.m. and 12:45 p.m. The transfer from Safeco Field to Benaroya Hall is estimated to take approximately 15 minutes.

Downtown Parking Options:

      There are no available parking spaces at Benaroya Hall for this event. Limited parking is available at your expense at the following garages:

•	Cobb/ Puget Sound Plaza Garage: Entrance on University Street, between Third Avenue and Fourth Avenue.

•	Washington Mutual Tower Garage: Entrance on Seneca Street, between Second Avenue and Third Avenue.

•	There are a number of additional paid parking garages in the downtown area.

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

STARBUCKS CORPORATION

This Proxy Is Solicited On Behalf Of The Board Of Directors

     The undersigned hereby appoints Orin C. Smith and Paula E. Boggs (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Starbucks Corporation to be held at Benaroya Hall on Tuesday, March 25, 2003 at 10:00 a.m. (Pacific Time) and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on reverse side.)

●   FOLD AND DETACH HERE   ●

You can now access your Starbucks Corporation account online.

Access your Starbucks Corporation shareholder account online via Investor ServiceDirectSM (ISD).

Mellon Investor Services LLC, agent for Starbucks Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status
•	View certificate history
•	View book-entry information

•	View payment history for dividends
•	Make address changes
•	Obtain a duplicate 1099 tax form
•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

and follow the instructions shown on this page.

For Technical Assistance Call 1-877-978-7778 between

9am-7pm Monday-Friday Eastern Time

Please mark your votes as indicated in this example	☒

WITHHOLD
		FOR		AUTHORITY
		all nominees listed		to vote for
		(except as withheld)		nominees listed
1.	ELECTION OF DIRECTORS:	☐		☐
Class 1 Directors:

01 Howard P. Behar
02 James G. Shennan, Jr.
03 Myron E. Ullman, III
04 Craig E. Weatherup

WITHHOLD AUTHORITY to vote for the following Directors:

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending September 28, 2003.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	To act on a shareholder proposal to identify and label all food products manufactured or sold by the Company that may contain genetically modified ingredients.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	To act on a shareholder proposal requiring the Company to adopt a policy of expensing the costs of all future stock options issued by the Company in the Company’s annual income statement.	☐	☐	☐

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND AGAINST PROPOSALS 3 AND 4.

CONSENT TO ELECTRONIC DELIVERY	☐
By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications to me electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me for any future shareholder meet-ing until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC at www.mellon-investor.com and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

IMPORTANT — PLEASE SIGN AND RETURN PROMPTLY.

Signature(s)____________________________________________________________________________________________ Dated: _____________________________________, 2003.

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

●   FOLD AND DETACH HERE   ●

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.eproxy.com/sbux		1-800-435-6710		Mail

Use the Internet to vote your date proxy. Have your proxy card in card hand when you access the web site. You will be prompted to enter in the your control number, located in postage-paid the box below, to create and submit an electronic ballot	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the internet at: http://www.starbucks.com/aboutus/investor.asp